Exhibit 99.1

Lifeloc Reports 2022 Full Year Results

WHEAT RIDGE, Colo., March 14, 2023 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol testing devices, has announced financial results for the 2022 fiscal year ended December 31, 2022.

2022 Financial Highlights

Lifeloc Technologies posted annual net revenue of $8.482 million resulting in a net loss of $456 thousand in 2022, or ($0.19) per diluted share. These results compare to net revenue of $7.054 million for 2021, with net profit of $676 thousand, or $0.27 per diluted share. The 2022 results included a one-time gain of $108 thousand from the employee retention tax credit, while the 2021 results included a one-time gain of $936 thousand from the forgiveness of both the 2020 and 2021 Paycheck Protection Program loans through the SBA. Revenues for 2022 grew by 20% over 2021 sales, returning to pre-pandemic sales levels.

Increasing research and development investment for SpinDx as well as supply chain disruption contributed to the net loss in this quarter despite increased revenue. Supply chain delays have added some costs, and component inflation has added more. The company implemented price increases during the year in response to rising costs, with additional increases planned for 2023.

After releasing the R.A.D.A.R.® 200 device we found several features that needed additional refinement. Since they would require significant development time and staff commitments, we elected to arrange with a third party to work on proof of concept, which if successful, will result in the R.A.D.A.R. 300 device. This allows us to continue our focus on SpinDx and reduces the expense we were incurring to support R.A.D.A.R. development.

New platform LX9 and LT7 devices are making significant contributions to revenue, as demonstrated by their 360% sales growth in 2022 versus 2021. The features and performance of the new L-series products have driven penetration by meeting previously unaddressable market needs, such as wider temperature ranges and fast customization that incorporates local languages. We expect that most L-series sales will be incremental to FC-series devices rather than displacing FC sales. The L-series devices are meeting the requirements of the most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors.

We believe our most important goal and best opportunity remains the convergence of the global need for rapid detection of drugs of abuse with Lifeloc’s proven capability to build easy-to-use portable testing equipment. We are focusing our research and development efforts on leveraging the SpinDx™ technology platform, sometimes referred to as "Lab on a Disk," to develop a series of devices and tests that can be used at roadside and in emergency rooms, forensic labs and workplace testing to get a rapid and quantitative measure for a panel of drugs of abuse, beginning with a device that allows for detection of delta-9-THC (the major intoxicating component of the cannabis plant) from a test subject’s saliva. Testing has commenced to validate the SpinDx technology against the definitive standard liquid chromatography-mass spectroscopy (LCMS) measurement utilizing human samples.  The LCMS data are validating the SpinDx test results on real-world human saliva tests at a limit of detection of approximately 10 ng/ml. Work continues to improve the robustness and convenience of operation. Following the release of the SpinDx saliva testing system, which is expected this year and is projected to result in commercialization in 2024, development will accelerate on combining our LX9 breathalyzer with the THC SpinDx detection unit with their coupling to be our marijuana breathalyzer system.

“We saw sales recover in 2022 back to pre-pandemic levels, even though a few sales were pushed into 2023 because of component delays,” commented Dr. Wayne Willkomm, President and CEO. “We are excited to see substantial sales growth with the L-series products. These sales are expected to continue to grow with additional certifications and expanded features, and to provide the continued funding to accelerate the SpinDx product platform across the finish line to commercialization. We expect our research and development expenses will continue to rise in this final push. Accurate and rapid drug screening continues to be an unmet market need and, we believe, our best opportunity for significant, long term value creation.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

R.A.D.A.R.® is a registered trademark of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Balance Sheets

ASSETS

	December 31, 2022	December 31, 2021
CURRENT ASSETS:
Cash	$2,352,754	$2,571,668
Accounts receivable, net	627,919	562,092
Inventories, net	2,732,463	2,668,789
Employee retention credit receivable	107,575	—
Prepaid expenses and other	58,203	56,897
Total current assets	5,878,914	5,859,446

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,147,992	958,785
Training courses	432,375	432,375
Office equipment, software and space modifications	216,618	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	480,684	456,685
Less accumulated depreciation	(3,072,961)	(2,518,966)
Total property and equipment, net	2,247,239	2,588,028

OTHER ASSETS:
Patents, net	69,679	134,428
Deposits and other	500	163,480
Deferred taxes	321,429	204,449
Total other assets	391,608	502,357

Total assets	$8,517,761	$8,949,831

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$413,957	$445,985
Term loan payable, current portion	50,028	48,513
Customer deposits	201,031	170,952
Accrued expenses	344,944	298,530
Deferred revenue, current portion	80,222	71,604
Reserve for warranty expense	46,500	46,500
Total current liabilities	1,136,682	1,082,084

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,219,677	1,267,551
DEFERRED REVENUE, net of current portion	6,191	6,430
Total liabilities	2,362,550	2,356,065

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,454,116 shares outstanding	4,668,014	4,650,812
Retained earnings	1,487,197	1,942,954
Total stockholders' equity	6,155,211	6,593,766

Total liabilities and stockholders' equity	$8,517,761	$8,949,831

LIFELOC TECHNOLOGIES, INC

Statements of Income

	Years Ended December 31,
REVENUES:	2022	2021
Product sales	$8,350,463	$6,898,955
Royalties	40,674	67,526
Rental income	90,856	87,949
Total	8,481,993	7,054,430

COST OF SALES	5,407,042	3,994,334

GROSS PROFIT	3,074,951	3,060,096

OPERATING EXPENSES:
Research and development	1,385,927	1,213,482
Sales and marketing	1,122,526	1,003,983
General and administrative	1,216,843	1,111,544
Total	3,725,296	3,329,009

OPERATING INCOME (LOSS)	(650,345)	(268,913)

OTHER INCOME (EXPENSE):
Forgiveness of Paycheck Protection loan	—	936,444
Employee retention credit	107,575	—
Interest income	13,114	3,401
Interest expense	(43,081)	(51,272)
Total	77,608	888,573

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	(572,737)	619,660

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	116,980	56,307

NET INCOME (LOSS)	$(455,757)	$675,967

NET INCOME (LOSS) PER SHARE, BASIC	$(0.19)	$0.28

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.19)	$0.27

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,518,895

LIFELOC TECHNOLOGIES, INC.

Statements of Stockholders' Equity

	Years Ended December 31
	2022	2021
Total stockholders' equity, beginning balances	$6,593,766	$5,900,642

Common stock (no shares issued during periods):
Beginning balances	4,650,812	4,633,655
Stock based compensation expense related
to stock options	17,202	17,157
Ending balances	4,668,014	4,650,812

Retained earnings:
Beginning balances	1,942,954	1,266,987
Net income (loss)	(455,757)	675,967
Ending balances	1,487,197	1,942,954

Total stockholders' equity, ending balances	$6,155,211	$6,593,766

LIFELOC TECHNOLOGIES, INC.

Statements of Cash Flows

	Years Ended December 31
CASH FLOWS FROM OPERATING ACTIVITIES:	2022	2021
Net income (loss)	$(455,757)	$675,967
Adjustments to reconcile net income to net cash provided from (used in) operating activities-
Forgiveness of Paycheck Protection loans loans	—	(936,444)
Depreciation and amortization	632,418	254,823
Provision for doubtful accounts, net change	—	(49,000)
Provision for inventory obsolescence, net change	214,156	(5,000)
Deferred taxes, net change	(116,980)	(56,307)
Stock based compensation expense related to stock options	17,202	17,157

Changes in operating assets and liabilities-
Accounts receivable	(65,827)	10,511
Inventories	(277,830)	(165,663)
Employee retention credit receivable	(107,575)	220,657
Prepaid expenses and other	(1,306)	21,065
Deposits and other	162,980	1,318
Accounts payable	(32,028)	112,134
Customer deposits	30,079	15,657
Accrued expenses	46,414	32,264
Deferred revenue	8,379	33,804
Net cash provided from (used in) operating activities	54,325	182,943

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(213,206)	(265,867)
Patent filing expense	(9,370)	(2,609)
Net cash (used in) investing activities	(222,576)	(268,476)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(50,663)	(1,341,059)
Proceeds from refinancing term loan	—	1,350,000
Cost of refinancing term loan	—	(18,157)
Proceeds from Paycheck Protection loan (round 2)	—	471,347
Net cash provided from (used in) financing activities	(50,663)	462,131

NET INCREASE (DECREASE) IN CASH	(218,914)	376,598

CASH, BEGINNING OF PERIOD	2,571,668	2,195,070

CASH, END OF PERIOD	$2,352,754	$2,571,668

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$38,777	$50,458

Cash paid for income tax	$—	$—